AMENDMENT

TO THE

 ADMINISTRATIVE SERVICES AGREEMENT

            THIS AMENDMENT to the Administrative Services Agreement (the “Agreement”) between Calvert Investment Administrative Services, Inc., a Delaware corporation (“Distributor”), and Calvert Variable Products, Inc. , a Maryland corporation (“Fund”) dated as of December 12, 2008 is effective as of the April 30, 2013.  Terms used herein and not otherwise defined have the meaning assigned thereto in the Agreement.

            The Distributor and Fund agree to amend the Agreement as follows:

1.      Schedule A is amended and restated in its entirety as attached hereto.

2.      Except as expressly provided herein, all provisions of the Agreement remain in effect.

IN WITNESS WHEREOF, Distributor and Fund have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

CALVERT INVESTMENT     CALVERT VARIABLE PRODUCTS, INC.

DISTRIBUTORS, INC.

By: /s/ William M. Tartikoff	By: /s/ Ronald M. Wolfsheimer
Name: William M. Tartikoff, Esq.	Name: Ronald M. Wolfsheimer
Title: Senior Vice President	Title: Treasurer

ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE A

Listed below are the Series and Classes of Calvert Variable Products, Inc. that are subject to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under this Administrative Services Agreement amended as of April 30, 2013.

Calvert VP SRI Large Cap Value Portfolio	0.10%
Calvert VP S&P 500 Index Portfolio	0.10%
Calvert VP S&P MidCap 400 Index Portfolio	0.10%
Calvert VP Nasdaq 100 Index Portfolio	0.10%
Calvert VP Russell 2000 Small Cap Index Portfolio	0.10%
Calvert VP EAFE International Index Portfolio	0.10%
Calvert VP Barclays Aggregate Bond Index Portfolio	0.10%
Calvert VP Inflation Protected Plus Portfolio	0.10%
Calvert VP Natural Resources Portfolio	0.10%
Calvert VP Volatility Managed Moderate Portfolio	0.10%
Calvert VP Volatility Managed Moderate Growth Portfolio	0.10%
Calvert VP Volatility Managed Growth Portfolio	0.10%

For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.